Exhibit 99.1

O-I Reports Record Earnings in the Second Quarter 2008

Operating margins improve again

Perrysburg, Ohio, July 30, 2008 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2008.

Second Quarter Net Sales from Continuing Operations Increase 11%

The Company reported net sales of $2.211 billion for the second quarter of 2008, compared with $1.997 billion a year ago, an increase of $214 million, or 11%.  Price and product sales mix added $154 million to the quarterly sales growth, partially offset by a $124 million decrease from fewer tons sold.  Favorable currency translation contributed $201 million to the sales increase.

On July 31, 2007, the Company sold its Plastics Packaging business.  In accordance with generally accepted accounting principles, prior year amounts related to that business have been reclassified and reported as discontinued operations.

Second Quarter Earnings from Continuing Operations Rise 48%

The Company’s earnings from continuing operations in the second quarter of 2008 increased to $227.5 million, compared with $153.8 million a year ago.  Net earnings for the quarter included charges of $4.2 million for restructuring and asset impairment.  Earnings for the second quarter of 2007 included a $13.5 million gain from the recognition of foreign tax credits.  Management considers both of these items not representative of ongoing operations and descriptions are shown below in Note 1. Exclusive of these items, 2008 second quarter earnings were $231.7 million, compared with $140.3 million in the same quarter last year.

The increase in earnings was driven primarily by an improvement in price and product sales mix in all regions, favorable foreign currency translation and lower net interest expense.  This improvement was partially offset by higher manufacturing input costs for energy and raw materials, higher transportation costs, reduced sales volume and reduced production volume.

Second Quarter EPS from Continuing Operations Increases more than 40%

The Company earned $1.33 per share (diluted) from continuing operations in the second quarter of 2008, compared with $0.92 (diluted) per share for the second quarter of 2007.  Exclusive of the items listed in Note 1, earnings per share increased to $1.35 (diluted) in the second quarter of 2008 from $0.84 (diluted) in the same quarter last year.  A description of the items management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in the tables accompanying this release and in charts on the Company’s Web site (www.o-i.com).

“Our strong results this quarter and for the first half of 2008 are further affirmation of the validity of our strategies and the success with which our employees around the world have implemented them,” said Al Stroucken, Chairman and Chief Executive Officer. “Despite the inflationary environment, we are confident that we will continue to improve the efficiency and profitability of our business as we look for opportunities to expand our successful business model in growing markets.”

Second Quarter Free Cash Flow Improves by $23 Million

The Company generated cash of $209.9 million from continuing operating activities in the second quarter of 2008, compared with $173.2 million in the same quarter of 2007.  Free Cash Flow (defined as cash provided by continuing operating activities less capital expenditures for continuing operations) was $126.3 million in the second quarter of 2008, compared with $103.7 million in the second quarter of 2007.  The improvement of $22.6 million resulted primarily from improved earnings, partially offset by an increase in working capital, higher capital spending and a decrease in non-current liabilities compared with the prior year quarter.  At current exchange rates, management expects that the Company will generate Free Cash Flow of approximately $500 million in 2008.

During the second quarter of 2008, working capital was a $71.0 million use of cash, compared with a use of $51.0 million during the same period in 2007.  The Company reported $83.6 million in capital expenditures for continuing operations in the second quarter of 2008, an increase of $14.1 million compared with the same quarter last year.  For the full year, the Company continues to expect maintenance and restructuring capital expenditures for the current manufacturing footprint to be in the range of 80% to 85% of expected depreciation and amortization expense for the year.

Total Debt Balance Reduced to $3.8 Billion

As of June 30, 2008, the Company’s total debt balance was $3.789 billion, compared with $5.625 billion as of June 30, 2007 and $4.028 billion as of March 31, 2008.  The $239 million decrease in debt during the second quarter of 2008 included repayment of the 7.35% senior notes that matured in May and was partially offset by an increase in revolver borrowing.  At the end of the second quarter of 2008, the Company had more than $650 million of available capacity under its secured revolving credit facility.

Effective Tax Rate 23.7%

The Company’s reported tax rate for the second quarter of 2008 was 23.7%, as compared with 18.5% in the prior year quarter.  Excluding the items listed in Note 1, the comparable tax rates for the second quarter 2008 and 2007 were 23.8% and 25.0%, respectively.  Based on the current earnings mix projection for 2008, the Company expects that the full-year effective tax rate, excluding Note 1 items, will be slightly below the 2007 rate of 24.4%.

Asbestos-Related Payments Increase by $11 million

Asbestos-related cash payments during the second quarter of 2008 were $63.4 million, compared with $52.7 million during the second quarter last year.  Cash payments increased in part to fund, on an accelerated basis, settlement of certain claims on terms favorable to the Company.  Cash payments were also used, in part, to reduce the deferred amount payable for previously settled lawsuits and claims to approximately $30 million as of June 30, 2008, from approximately $32 million as of March 31, 2008.

New lawsuits and claims filed during the first half of 2008 were approximately 12% lower than the same period last year.  The number of pending asbestos-related lawsuits and claims was approximately 13,000 as of June 30, 2008, compared with approximately 14,000 as of March 31, 2008.

First Half Sales Grow 13% and EPS Doubles

For the first six months of 2008, the Company reported net sales from continuing operations of $4.171 billion compared with $3.681 billion for the same period in 2007, an increase of $490 million.  Improved price and product sales mix added $273 million and the effect of favorable foreign currency translations contributed $387 million.  Fewer tons of glass sold during the first half year reduced sales by $173 million.

Net earnings from continuing operations for the first six months of 2008 were $401.5 million or $2.35 per share (diluted), compared with $209.1 million or $1.26 per share (diluted) for the first six months of 2007.  Earnings from continuing operations, exclusive of the items listed in Note 2 which management considers not representative of ongoing operations, were $2.43 per share (diluted) in the first half of 2008, compared with $1.18 per share (diluted) in the same period last year.

Cash provided by continuing operating activities during the first half of 2008 was $230.6 million compared with $133.0 million for the same period last year.  2008 first half Free Cash Flow was $101.6 million, compared with $30.9 million during the first six months of 2007.

Outlook

“Rising input costs and a slower economy will make the second half of 2008 a tougher operating environment for all packaging manufacturers, including O-I,” said Stroucken.  “In spite of this, we fully expect that 2008 will be a record year for the Company, as we will continue to be aggressive with our pricing, footprint realignment, Lean Six Sigma and productivity improvement initiatives. In this environment our operational decisions will be largely guided by our cash flow objectives for the year and beyond.”

Note 1:

The table below represents items in the second quarter of 2008 and 2007 that management considers not representative of ongoing operations.

	Three months ended June 30
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$227.5	$1.33	$153.8	$0.92
Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit
Charges for restructuring and asset impairment	4.2	0.02
Gain from recognition of foreign tax credits			(13.5)	(0.08)
Earnings from continuing operations exclusive of above items	$231.7	$1.35	$140.3	$0.84

Note 2:

The table below represents items in the first six months of 2008 and 2007 that management considers not representative of ongoing operations.

	Six months ended June 30
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$401.5	$2.35	$209.1	$1.26
Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit
Charges for restructuring and asset impairment	13.9	0.08
Gain from recognition of foreign tax credits			(13.5)	(0.08)
Earnings from continuing operations exclusive of above items	$415.4	$2.43	$195.6	$1.18

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 24,000 people with 82 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for July 31st

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, July 31, 2008, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site (www.o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. Eastern Time on July 31st.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site (www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding second quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 – Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net sales	$2,210.6	$1,997.0	$4,171.1	$3,681.0
Manufacturing, shipping, and delivery expense	(1,685.4)	(1,567.6)	(3,189.1)	(2,923.8)

Gross profit	525.2	429.4	982.0	757.2

Selling and administrative expense	(130.8)	(130.6)	(258.6)	(257.8)
Research, development, and engineering expense	(17.9)	(16.5)	(33.9)	(31.2)
Interest expense	(69.2)	(82.2)	(133.5)	(163.2)
Interest income	10.0	5.2	18.7	8.6
Equity earnings	12.7	8.8	23.8	13.9
Royalties and net technical assistance	5.0	4.8	9.8	9.7
Other income	1.4	1.3	3.2	4.9
Other expense (b)	(15.8)	(13.6)	(35.8)	(30.1)

Earnings from continuing operations before items below	320.6	206.6	575.7	312.0

Provision for income taxes (c)	(75.9)	(38.2)	(140.8)	(76.8)
Minority share owners’ interests in earnings of subsidiaries	(17.2)	(14.6)	(33.4)	(26.1)

Earnings from continuing operations	227.5	153.8	401.5	209.1

Net loss of discontinued operations		(4.1)		(6.2)
Gain on sale of discontinued operations	3.8		7.9

Net earnings	$231.3	$149.7	$409.4	$202.9

Less convertible preferred stock dividends	—	(5.4)	(5.4)	(10.7)

Available to common share owners	$231.3	$144.3	$404.0	$192.2

Basic net earnings per share of common stock:
Earnings from continuing operations	$1.38	$0.97	$2.46	$1.29
Net loss of discontinued operations		(0.03)		(0.04)
Gain on sale of discontinued operations	0.02		0.05
Net earnings	$1.40	$0.94	$2.51	$1.25

Weighted average shares outstanding (000s)	165,350	153,547	160,837	153,243

Diluted net earnings per share of common stock:
Earnings from continuing operations	$1.33	$0.92	$2.35	$1.26
Net loss of discontinued operations		(0.03)		(0.04)
Gain on sale of discontinued operations	0.02		0.05
Net earnings	$1.35	$0.89	$2.40	$1.22

Diluted average shares (000s) (d)	170,550	167,218	170,611	157,812

(a)                  Amounts related to the Company’s plastics packaging business have been classified as discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.  The sale was completed on July 31, 2007.

(b)                 Amount for the three months ended June 30, 2008 includes charges of $8.2 million ($4.2 million after tax and minority share owners’ interests) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.02.

Amount for the six months ended June 30, 2008 includes charges of $21.1 million ($13.9 million after tax and minority share owners’ interests) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.08.

(c)                  Amounts for three and six months ended June 30, 2007 include a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.  The effect of this benefit is an increase in earnings per share of $0.08.

(d)                 The number of diluted shares for the three months ended June 30, 2007 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for the period.  Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for the period.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2008	2007	2007
Assets
Current assets:
Cash and cash equivalents	$366.0	$387.7	$348.4
Short-term investments, at cost which approximates market	23.6	59.8	52.8
Receivables, less allowances for losses and discounts	1,438.4	1,185.6	1,263.8
Inventories	1,234.7	1,020.8	1,001.0
Prepaid expenses	51.8	40.7	46.9
Assets of discontinued operations			124.4

Total current assets	3,114.5	2,694.6	2,837.3

Investments and other assets:
Equity investments	95.2	81.0	95.5
Repair parts inventories	154.0	155.8	136.5
Prepaid pension	614.5	566.4	523.2
Deposits, receivables, and other assets	508.5	448.7	467.7
Goodwill	2,546.6	2,428.1	2,324.3
Assets of discontinued operations			591.9

Total other assets	3,918.8	3,680.0	4,139.1

Property, plant, and equipment, at cost	6,811.6	6,423.1	6,038.3
Less accumulated depreciation	3,807.9	3,473.1	3,180.9
Net property, plant, and equipment	3,003.7	2,950.0	2,857.4
Total assets	$10,037.0	$9,324.6	$9,833.8

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$528.6	$700.9	$746.5
Current portion of asbestos-related liabilities	210.0	210.0	149.0
Accounts payable	1,002.1	957.5	845.4
Other liabilities	699.6	661.1	563.1
Liabilities of discontinued operations			77.5

Total current liabilities	2,440.3	2,529.5	2,381.5

Liabilities of discontinued operations			7.9
Long-term debt	3,260.8	3,013.5	4,878.8
Deferred taxes	130.7	109.4	105.8
Pension benefits	306.5	313.7	336.6
Nonpension postretirement benefits	279.1	287.0	295.3
Other liabilities	382.0	386.9	398.9
Asbestos-related liabilities	141.9	245.5	444.9
Minority share owners’ interests	257.4	251.7	221.8
Share owners’ equity:
Convertible preferred stock (a)		452.5	452.5
Common stock	1.8	1.7	1.7
Capital in excess of par value	2,898.3	2,420.0	2,367.4
Treasury stock, at cost	(223.5)	(224.6)	(225.9)
Retained earnings (deficit)	118.7	(285.3)	(1,412.2)
Accumulated other comprehensive income (loss)	43.0	(176.9)	(421.2)

Total share owners’ equity	2,838.3	2,187.4	762.3

Total liabilities and share owners’ equity	$10,037.0	$9,324.6	$9,833.8

(a)                  On February 29, 2008, the Company announced that all outstanding shares of convertible preferred stock would be redeemed on March 31, 2008, if not converted by holders prior to that date.  All conversions and redemptions were completed by March 31 through the issuance of 8,584,479 shares of common stock.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net earnings	$231.3	$149.7	$409.4	$202.9
Net (earnings) loss of discontinued operations		4.1		6.2
Gain on sale of discontinued operations	(3.8)		(7.9)
Non-cash charges:
Depreciation	115.6	109.6	229.2	209.7
Amortization of intangibles and other deferred items	6.7	5.0	14.3	10.4
Amortization of finance fees	2.1	3.3	4.0	5.2
Restructuring and asset impairment	8.2		21.1
Deferred tax provision	(1.3)	10.7	(3.0)	22.8
Other	22.9	(4.2)	13.5	7.9
Asbestos-related payments	(63.4)	(52.7)	(103.6)	(93.7)
Change in non-current operating assets	3.0	0.8	2.2	10.0
Change in non-current liabilities	(40.4)	(2.1)	(60.8)	(24.9)
Change in components of working capital	(71.0)	(51.0)	(287.8)	(223.5)

Cash provided by continuing operating activities	209.9	173.2	230.6	133.0
Cash provided by discontinued operating activities		6.7		2.8
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(83.6)	(69.5)	(129.0)	(102.1)
Additions to property, plant, and equipment - discontinued		(14.5)		(23.3)
Acquisitions, net of cash acquired		(3.5)		(9.8)
Repayment from (advance to) equity affiliate	1.7		(13.3)
Net cash proceeds (payments) related to divestitures and asset sales		5.9	(16.6)	7.5
Cash utilized in investing activities	(81.9)	(81.6)	(158.9)	(127.7)
Cash flows from financing activities:
Additions to long-term debt	327.6	1.9	636.8	403.6
Repayments of long-term debt	(531.8)	(303.6)	(754.4)	(366.9)
Increase (decrease) in short-term loans	(39.1)	244.2	43.2	70.0
Net payments for hedging activity	(12.9)	(2.3)	(46.8)	(3.9)
Payment of finance fees		(0.3)		(6.6)
Convertible preferred stock dividends		(5.3)	(5.4)	(10.7)
Issuance of common stock and other	4.1	16.9	13.9	23.2
Cash provided by (utilized in) financing activities	(252.1)	(48.5)	(112.7)	108.7
Effect of exchange rate fluctuations on cash	7.1	4.9	19.3	8.9
Increase (decrease) in cash	(117.0)	54.7	(21.7)	125.7
Cash at beginning of period	483.0	293.7	387.7	222.7
Cash at end of period	$366.0	$348.4	$366.0	$348.4

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

Selected Segment Information (a)	Three months ended June 30,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007

Europe	$1,045.7	$901.6	$195.8	$122.5
North America	606.3	614.0	68.1	85.0
South America	294.1	231.0	85.5	58.4
Asia Pacific	242.3	210.5	40.7	32.2

Reportable segment totals	2,188.4	1,957.1	390.1	298.1

Retained corporate costs and other (c)	22.2	39.9	(2.1)	(14.5)

Consolidated totals (d)	$2,210.6	$1,997.0	388.0	283.6

Restructuring and asset impairment			(8.2)
Interest income			10.0	5.2
Interest expense			(69.2)	(82.2)
Provision for income taxes			(75.9)	(38.2)
Minority share owners’ interests in earnings of subsidiaries			(17.2)	(14.6)

Earnings from continuing operations			$227.5	$153.8

	Six months ended June 30,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007

Europe	$1,934.6	$1,630.0	$343.4	$197.3
North America	1,137.2	1,137.3	123.5	147.5
South America	548.3	434.3	159.1	106.4
Asia Pacific	492.3	423.0	86.2	56.9

Reportable segment totals	4,112.4	3,624.6	712.2	508.1

Retained corporate costs and other (c)	58.7	56.4	(0.6)	(41.5)

Consolidated totals (d)	$4,171.1	$3,681.0	711.6	466.6

Restructuring and asset impairment			(21.1)
Interest income			18.7	8.6
Interest expense			(133.5)	(163.2)
Provision for income taxes			(140.8)	(76.8)
Minority share owners’ interests in earnings of subsidiaries			(33.4)	(26.1)

Earnings from continuing operations			$401.5	$209.1

The following notes relate to Segment Operating Profit:

(a)                  Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.  The sale was completed on July 31, 2007.

(b)                 Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)                  Beginning in 2008, the Company revised its method of allocating corporate expenses.  The Company decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services.  It is not practicable to quantify the net effect of these changes on periods prior to 2008.  However, the effect for the three and six months ended June 30, 2008 was to reduce the amount of retained corporate costs by approximately $10.0 million and $20.0 million, respectively.

(d)                 Segment Operating Profit for the three and six months ended June 30, 2008 excludes charges of $21.1 million ($13.9 million after tax and minority share owners’ interests) and $8.2 million ($4.2 million after tax and minority share owners’ interests), respectively, for restructuring and asset impairment.